FOR RELEASE ON: November 7, 2017 at 1601 ET

Exhibit 99.1

CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com

Axon Reports Record Revenues over $90 Million in Third Quarter 2017

SCOTTSDALE, Ariz., November 7, 2017− Axon Enterprise, Inc. (Nasdaq: AAXN), today reported financial results for the third quarter ended September 30, 2017.

In Q3, we delivered solid growth against our long-term plan of delivering our end-to-end technology platform for public safety. We demonstrated leadership across product categories, furthering our dominance in TASER weapons and strengthening our position in body-worn cameras. Since our last update, we also made strides with our new in-car Axon Fleet offering, completed beta testing on Signal Sidearm, and rolled out new software updates and an entirely new software capability, Axon Citizen.

At the same time, we also made necessary investments to strengthen our finance and information technology functions to better position our company for long-term sustainable growth and profitability. While we continue to expand our addressable market with leading technology solutions and scale our organization accordingly, we are transitioning our body camera business to focus on improved operating leverage in 2018.

The body camera business is evolving from the early market formation and growth phase towards the profitability phase. As the body camera business enters the next phase, we are accelerating innovation. We have several major new growth initiatives, including the Axon Fleet in-car video system, International Markets, and Records Management System (“RMS”) where we are expanding our market-leading software and sensors platform with significant new revenue opportunities. We intend to provide more information on the profitability of our maturing business lines and significant new market opportunities at our upcoming Investor & Analyst Day on November 16 in New York.

We look forward to discussing our Q3 results on our conference call at 5 p.m. ET.

Summary of Q3 2017 Results:

Net sales increased 26% to $90.3 million in Q3 2017 compared to $71.9 million in Q3 2016. International sales were $17.1 million in the current quarter, up from $13.4 million in Q2 2017 and $11.3 million in Q3 2016.

Consolidated gross margin was 55% in Q3 2017 compared to 65% in Q3 2016. We discuss gross margin by segment in the sections below.

Gross profit of $49.8 million was impacted by the following factors:

•	$1.4 million of duplicate data storage and migration costs as we completed the transition from Amazon Web Services ("AWS") to Microsoft Azure.

•
$1.3 million of additional costs associated with deploying hardware into beachhead international markets at aggressive leaders' pricing. We have substantially completed shipments against these contracts and do not expect further shipments to materially affect Q4 or 2018.

•
$1.1 million of associated costs with the launch of Axon Fleet, including early customer accommodations and discounts, higher implementation costs as we refine our roll-out process, and deferred hardware revenue effects due to bundling.

Total operating expenses in Q3 2017 were $50.6 million compared to $35.5 million in Q3 2016.

Operating expenses were $3.1 million above guidance largely based on the following factors:

•	$1.4 million from increased commissions ($0.6 million) and selling expenses ($0.8 million) associated with sales that were $7.9 million above our internal budget for sales of $82.4 million.

•
$1.5 million in expenses related to international tax restructuring, remediation of material weaknesses and build out of infrastructure for new reporting guidelines (ASC 606) that take effect in Q1 2018. The tax restructuring is now complete and should yield a significant return on investment by reducing our effective tax rate by more than 10 percentage points, streamlining our administrative overhead, and simplifying our inventory management. The investments we are making in our core support functions and processes are bringing a new level of rigor and allowing us to upgrade our IT systems for scale.

Selling, general and administrative expenses were $36.4 million. SG&A also reflected new recurring amortization expense related to the acquisition of our Australian distributor, which was not in our original forecast. This acquisition sets the foundation for us to drive greater sales at higher net margins via direct customer relationships going forward.

Research and development expenses were $14.2 million in the quarter, which reflects our investment in new product offerings, including Axon Fleet, RMS, and another significant program that we expect to announce and ship in 2018.

Loss from operations was $0.8 million in Q3 2017 compared to income of $11.1 million in Q3 2016. The decrease in operating income was tied to gross margin compression as well as an increase in total operating expenses in the quarter.

Net income for Q3 2017 was $0.4 million, or $0.01 per diluted share, compared to $3.8 million, or $0.07 per diluted share, in Q3 2016.

Adjusted EBITDA for Q3 2017 was $7.0 million compared to $13.8 million in Q3 2016. We calculate adjusted EBITDA by adding back $4.0 million in stock-based compensation expense to EBITDA.

In Q3 2017, cash provided by operating activities was $6.6 million. Cash, cash equivalents and investments were $61.8 million at September 30, 2017, or flat sequentially, even after funding the $4.2 million purchase price of Breon Enterprises, our Australian distributor.

We are executing on our stated objective of managing down inventory. Total inventory in the quarter decreased to $52.7 million, from $60.7 million at the end of Q2 2017. We remain on track to be below $50 million of inventory by year end.

TASER Weapons:

TASER Weapons segment revenue increased 12% to $59.4 million in Q3 2017 compared to $52.9 million in Q3 2016 as we executed against our mission of making a TASER conducted electric weapon ("CEW") available to every officer.

TASER Weapons segment gross margin was 68% in Q3 2017 compared to 72% in Q3 2016. The weapons margin performance in Q3 reflects a greater mix of X2 weapons and the pricing impact of bundling with initial Axon Fleet orders. Our entry into the Axon Fleet market is showing signs of early success, but with new product launches into new markets, our ramp carries increased costs of deployment as well as customer accommodations and discounts. Under generally accepted accounting principles, a discount on one element of a multi-element deal must be applied proportionally across the elements, regardless of the appearance on the customer invoice statement.

Three large domestic weapons orders benefited the quarter including a large state's department of public safety, a metropolitan police department, and a US federal agency. Internationally, we are demonstrating traction on our improved go-to-market strategy in which we are investing in direct sales teams rather than relying on third-party distributors. For the first time, this quarter we offered our TASER 60 plan in the UK and received an order for 2,700 X2 weapons via the TASER 60 Premium subscription plan. We also received another international order for more than 1,000 X26P weapons. Both orders resulted from our improved international sales strategy.

The TASER 60 payment plan, which we introduced in Q2 2016, continues to be well-received. In Q3, approximately 43% of units ordered, including from international customers, were on the TASER 60, Officer Safety Plan, or TASER Assurance Plan payment options. The TASER 60 is a five-year annual payment plan that allows agencies to reliably budget for the TASER CEW in their operating budget, which is simpler for many customers than procuring and maintaining the CEW via their capital budgets. The payment plan is also a key step in our long-term strategy of shortening upgrade cycles, increasing the ratio of TASER CEWs to patrol officers, and setting the stage to launch additional software and service plans in 2018.

Software & Sensors:

Software and Sensors segment revenue grew 63% year over year to $30.8 million in Q3 2017 compared to $18.9 million in Q3 2016.

Annual recurring service revenue doubled year over year to $63.7 million in Q3 2017 compared to $32.0 million in Q3 2016.

Both product and service revenue broke records in Q3 2017. Software and Sensors product revenue was $14.6 million in Q3 2017 compared to $10.3 million in Q3 2016. Software and Sensors service revenue was $16.3 million in Q3 2017 compared to $8.7 million in Q3 2016.

Software and Sensors segment gross margin was 31% in Q3 2017 compared to 45% in Q3 2016.

Service gross margin was 64% in Q3 2017, compared to 81% in Q3 2016. Cost of services delivered was $5.9 million in the third quarter. The data migration from AWS to Microsoft Azure's government cloud negatively affected Software and Sensors service gross margin. We incurred a total of $1.4 million of migration and duplicate storage cost in Q3 compared with our previous forecast of $0.8 million. Additionally, cost of services included $0.5 million of intangible asset amortization expense related to the Misfit acquisition, which was put into service in 2017 after previously having been classified as research and development expense. Net of the duplicate storage and migration costs and the amortization reclassification, cost of services delivered would have been $4.0 million, and service margin would have been 75%.

While the migration of existing data was completed, we expect to incur another $1.0 million in expense to fully compete the transition to Microsoft Azure.

Hardware product margin (excluding services) was negative 5% in Q3 2017 compared to positive 15% in Q3 2016. Gross margin was largely affected by three factors: the large hardware shipments at low pricing into international beachhead markets, greater discounts and costs during the Axon Fleet launch, and costs and discounts associated with discounts on up-front hardware on multi-year contracts.

Hardware gross margin for the segment in the quarter reflects pricing on certain large international beachhead accounts at levels that we do not expect going forward.

Our early Axon Fleet deals, some of which were booked in 2015 and early 2016, included discounted pricing and strategic concessions on accessories such as routers needed for data flows. We started to meaningfully scale Axon Fleet with approximately 1,600 units shipped in Q3 2017. Newer Axon Fleet deals do not have the same level of discounting as earlier contracts.

Further, we did not receive the full benefit we expected from standardizing the terms and conditions across our contracts as it relates to cancellation provisions. These provisions will allow us to recognize the revenue allocated to the hardware at the time of shipment. We expect to see some uplift in margins in Q4 2017 to the extent we ship a larger percentage of contracts with the modified contract terms.

We expect significant improvements in hardware margins in our body camera segment over the next several quarters, and expect margins to exceed 25% in Q1 2018, excluding Axon Fleet pass-through hardware.

While the segment's margin performance in the period obscures the long-term margin strength in our business model, our positioning has never been stronger in the market. Customer demand remains very high as highlighted by our $78.0 million in bookings in the period. Recent investments in new product functionality and better performance are driving larger contracts upfront and early contract renewals with higher annual contract values. Our customers see and appreciate the value in our end-to-end solution. This total solution improves the workflow of everyone in the network, including officers, prosecutors and defenders.

For example, one of our earliest metropolitan area body-worn camera customers recently chose to upgrade its camera contract before it came up for renewal. The department signed onto our Officer Safety Plan, which bundles one TASER smart weapon, two body-worn camera upgrades, unlimited Evidence.com storage, and full warranty, repair and replacement coverage over a five-year contract, and carries an MSRP of $99 per month per officer.

As of the end of the third quarter of 2017, 38 of the 68 U.S. major city law enforcement agencies have purchased Axon body-worn cameras and/or its digital evidence management solution: Albuquerque, Atlanta, Austin, Baltimore, Baltimore County, Charlotte-Mecklenburg, Chicago, Cincinnati, Cleveland, Dallas, Denver, Fort Worth, Fresno, Las Vegas, Los Angeles, Louisville, Memphis, Mesa, Miami, Milwaukee, Minneapolis, Montgomery County, New Orleans, Omaha, Philadelphia, Pittsburgh, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco, San Jose, Seattle, Tampa, Toronto, Tucson, Washington DC, and Wichita.

Axon's Evidence.com platform user count continued to grow, extending our market leadership. During the three months ended September 30, 2017, we booked approximately 18,400 seats on our digital evidence management platform, Evidence.com, net of renewals. Since inception, we have booked cumulative Evidence.com licenses of approximately 187,400.

We also recorded 12 competitor conversion wins in Q3 2017 where our body-worn camera or Axon Fleet offering displaced a competitor, and we recorded four expansions where a state or major city police agency chose to upsize their contracts and expand their reliance upon the Axon network.

Product Pipeline:

We are pleased with the pace of our software product development as we study our customers' market needs and respond with technology solutions. Since our last quarterly update in August, we released Axon Citizen, a public safety portal that allows community members to submit evidence directly to law enforcement agencies for crimes under investigation. The two components to Axon Citizen are a tool that allows one-on-one communication between an officer and the citizen and a capability that allows a community-wide broadcast requesting information on a specific crime. The one-on-one tool is available now for Axon customers signed up for early access and will be available to U.S. customers on the Evidence.com Pro, Ultimate, or Unlimited licensing tiers at no incremental cost later this year. The large-event community broadcast Citizen tool will be priced later this year as an Enterprise add-on.

Evidence.com is continuously improving as we roll out monthly updates to agency customers. In Q3 2017, we released enhancements to our search, access control, and reporting functionalities. These updates were driven by customer feedback and collaboration with our sales, customer support, and product management teams. Positive customer feedback validates our cloud-based digital evidence management approach.

We are seeing strong customer interest in Signal Sidearm, which we announced in Q1 2017. We finished beta testing in October and it is available to ship for all Axon customers in Q4 2017. Signal Sidearm is a smart sensor that attaches to most firearm holsters currently used by law enforcement. When a firearm is removed from its holster, a wireless alert is sent to all Axon cameras within range to begin recording and capture buffered video from a set number of seconds before the incident.

As we have said before, we are investing in artificial intelligence (“AI”) and machine learning. While our AI Research investments are pre-revenue, we received a major validation of our growing capability in the quarter. The Los Angeles Police Department chose Axon over several competitors to be its AI technology supplier for a special video analytics project. A panel of reviewers evaluated each competitor's work and Axon's solution resulted in the most accurate results with the greatest potential to assist the department directly. LAPD received a federal grant to pay for the project, and though it is not material to results, we believe the win points to our strategic advantage of having an industry leading team specifically focusing on AI solutions for law enforcement.

Our Records Management System ("RMS") remains on track to ship in 2018 to select agencies in our early access program. In Q3 2017, we signed one major agency and a number of smaller agencies as early access RMS partners. Customers tell us that our RMS offering cannot come soon enough — today's police officers can spend up to two-thirds of a given shift performing administrative tasks. Outdated software prevents front-line officers from maximizing their time spent in their communities. In 2016, we announced our plans to reduce police paperwork by 80% within the next ten years through an RMS solution that seamlessly integrates with an agency's computer-aided dispatch system (CAD). Axon's cloud-based digital evidence management solution, Evidence.com and our wide array of audio video sensors using new AI processing capabilities will automate the capture and processing of information. We are executing against that goal.

Outlook:

We expect full year revenue growth to exceed 25%, well above our original expectation of 15% to 20% growth in 2017.

We expect Q4 2017 gross margin to show slight improvement, benefiting from lower data migration expenses and higher pricing on upfront hardware on multi-year deals, but offset by our aggressive move into the in-car video market.

We expect a sequential increase in operating expenses of 5% to 8% in Q4 2017, driven by R&D investments and seasonal sales and marketing activities. We are actively working to adjust the trajectory of our operating expense growth rate to drive leverage.

We remain excited about the strength of our team and our product offering and look forward to providing an overview of our long-term vision at our Investor & Analyst Day in New York on November 16, which will be Webcast at http://investor.axon.com/.

Signed,

Rick Smith, CEO
Luke Larson, President
Jawad Ahsan, CFO

QUARTERLY CONFERENCE CALL & WEBCAST:

The Company will host its Q3 2017 earnings conference call on Tuesday, November 7, 2017 at 5 p.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial+1-253-237-1156.

The call will be available via live audio webcast and archived replay on Axon’s investor relations website at http://investor.axon.com/.

The Company has posted supplemental materials including its key operating metrics on its website to provide additional information about our third quarter financial results.

Statistical Definitions:

Bookings are an indication of the activity the Company is seeing relative to Axon hardware and Evidence.com. We consider bookings to be a statistical measure defined as the sales contract value (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Most bookings will be invoiced in subsequent years.

Due to municipal government funding rules, in some cases certain of the future year amounts included in bookings are subject contractual options being exercised and to budget appropriation or other contract cancellation clauses. Although Axon has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not exercise contractual options, do not appropriate money in future year budgets or do enact a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings. In the third quarter of 2017, the Company did not record any reversals related to prior period bookings due to non-appropriation or other cancellation reasons.
For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal of property, equipment and intangible assets; and loss on impairment.

Free Cash Flow is defined as cash flows provided by operating activities minus purchases of property, plant and equipment, and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures; these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures; these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles. Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

The Axon network is a network of devices, apps and people that helps law enforcement become smarter and safer. Our mission is to protect life. Our technologies give law enforcement the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of an officer's day-to-day experience:

•
In the field - Our Smart Weapons offer a less-lethal intermediate use of force response and our body-worn and in-car cameras collect video evidence to capture the truth of an incident; and our mobile applications enable simple evidence collection.

•
At the station - Our secure, cloud-based digital evidence management solution allows officers and command staff to manage, review, share and process digital evidence using forensic, redaction, transcription, and other tools.

•	In the courtroom - Our solutions for prosecutors make collaborating across jurisdictions and agencies easy so that cases can be resolved quickly.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 187,400 licensed users from around the world and more than 191,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Axon, the “Axon Delta” logo, Axon network, Axon Body 2, Axon Fleet, Axon Flex 2, Axon Citizen, Axon Signal, Evidence.com, Smart Weapons, and TASER are trademarks of Axon Enterprise, Inc., some of which are registered in the U.S. and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

Axon on Twitter: https://twitter.com/axon_us, Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding Axon Enterprise, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Axon Enterprise, Inc. assumes no obligation to update the information contained in this press release, except as required by law.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our

TASER X26P and X2 CEWs; acceptance of our Evidence.com software as a service delivery model by our law enforcement customers; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; budgetary and political constraints of prospects and customers; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; our exposure to cancellations of government contracts due to appropriation clauses; changes in civil forfeiture laws; the long-term revenue recognition cycle for our SaaS Evidence.com product; our reliance on third party cloud-based storage providers; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property as well as intellectual property infringement claims and relating litigation costs; challenges obtaining and enforcing our patent rights in foreign countries; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; regulatory and political challenges presented by international markets; the possibility that the United States may withdraw from or materially modify the North American Free Trade Agreement; the adverse effect of the United Kingdom’s exit from the European Union; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; regulations relating to voice, data and communications services; regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEWs to Axon devices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; goodwill impairment; catastrophic events; the adverse effects on our operations and financial results from foreign currency fluctuations; fluctuations in our effective tax rate; counter-party risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks; volatility in our stock price; quarterly fluctuations in our operating results; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016.

Please visit http://investor.axon.com, https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information and its business.

Visit our Investor Relations Safe Harbor Statement at: http://investor.axon.com/safeHarbor.cfm

For investor relations information please contact Andrea James via email at IR@axon.com.

# # #

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales from products	$73,985	$63,204	$208,351	$167,745
Net sales from services	16,277	8,678	40,796	18,423
Net sales	90,262	71,882	249,147	186,168
Cost of product sales	34,573	23,664	91,817	61,172
Cost of service sales	5,924	1,653	13,258	4,230
Cost of sales	40,497	25,317	105,075	65,402
Gross margin	49,765	46,565	144,072	120,766
Operating expenses:
Sales, general and administrative	36,398	28,121	99,079	77,333
Research and development	14,166	7,358	39,618	20,995
Total operating expenses	50,564	35,479	138,697	98,328
Income (loss) from operations	(799)	11,086	5,375	22,438
Interest and other income (expense), net	1,430	(455)	3,320	(460)
Income before provision for income taxes	631	10,631	8,695	21,978
Provision for income taxes	209	6,788	1,417	11,022
Net income	$422	$3,843	$7,278	$10,956
Net income per common and common equivalent shares:
Basic	$0.01	$0.07	$0.14	$0.21
Diluted	$0.01	$0.07	$0.14	$0.20
Weighted average number of common and common equivalent shares outstanding:
Basic	52,831	52,206	52,663	52,791
Diluted	53,843	53,141	53,762	53,656

AXON ENTERPRISE, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total

Net sales from products	$59,416	$14,569	$73,985	$52,938	$10,266	$63,204
Net sales from services	—	16,277	16,277	—	8,678	8,678
Net sales	59,416	30,846	90,262	52,938	18,944	71,882
Cost of product sales	19,237	15,336	34,573	14,973	8,691	23,664
Cost of service sales	—	5,924	5,924	—	1,653	1,653
Cost of sales	19,237	21,260	40,497	14,973	10,344	25,317
Gross margin	40,179	9,586	49,765	37,965	8,600	46,565
Sales, general and administrative	20,575	15,823	36,398	16,439	11,682	28,121
Research and development	1,856	12,310	14,166	1,408	5,950	7,358
Income (loss) from operations	$17,748	$(18,547)	$(799)	$20,118	$(9,032)	$11,086

Gross margin %	67.6%	31.1%	55.1%	71.7%	45.4%	64.8%
Operating margin %	29.9%	(60.1)%	(0.9)%	38.0%	(47.7)%	15.4%

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total

Net sales from products	$170,103	$38,248	$208,351	$144,307	$23,438	$167,745
Net sales from services	—	40,796	40,796	—	18,423	18,423
Net sales	170,103	79,044	249,147	144,307	41,861	186,168
Cost of product sales	53,341	38,476	91,817	43,998	17,174	61,172
Cost of service sales	—	13,258	13,258	—	4,230	4,230
Cost of sales	53,341	51,734	105,075	43,998	21,404	65,402
Gross margin	116,762	27,310	144,072	100,309	20,457	120,766
Sales, general and administrative	55,283	43,796	99,079	46,395	30,938	77,333
Research and development	5,931	33,687	39,618	3,773	17,222	20,995
Income (loss) from operations	$55,548	$(50,173)	$5,375	$50,141	$(27,703)	$22,438

Gross margin %	68.6%	34.6%	57.8%	69.5%	48.9%	64.9%
Operating margin %	32.7%	(63.5)%	2.2%	34.7%	(66.2)%	12.1%

AXON ENTERPRISE, INC.
Software and Sensors Bookings by Quarter
(Unaudited)
(in thousands)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Bookings	$77,976	$81,942	$60,080	$72,509	$57,491

Software and Sensors Future Contracted Revenue
(Unaudited)
(in thousands)

	September 30, 2017	June 30, 2017
Cumulative bookings, net of cancellations	$684,577	$606,601
Cumulative recognized revenue	(190,424)	(160,500)
Future contracted revenue	$494,153	$446,101

Future contracted revenue for the Software and Sensors segment represents a statistical measure defined as cumulative bookings minus cumulative recognized revenue related solely to that segment. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Software and Sensors segment. These financial metrics are exclusive of TASER Cam recorder revenues.

AXON ENTERPRISE, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Unit Change	Percent Change	2017	2016	Unit Change	Percent Change

TASER X26P	13,472	23,259	(9,787)	(42.1)%	47,031	58,385	(11,354)	(19.4)%
TASER X2	21,896	12,481	9,415	75.4	54,423	34,697	19,726	56.9
TASER Pulse and Bolt	2,944	1,936	1,008	52.1	8,863	6,522	2,341	35.9
Cartridges	643,077	544,671	98,406	18.1	1,818,345	1,424,656	393,689	27.6
Axon Flex	8,298	4,961	3,337	67.3	20,772	11,026	9,746	88.4
Axon Body	28,669	25,093	3,576	14.3	75,864	40,977	34,887	85.1
Axon Fleet	1,598	—	1,598	*	1,598	—	1,598	*
Axon Dock	6,440	6,432	8	0.1	19,584	11,236	8,348	74.3
TASER Cam	1,512	1,323	189	14.3	4,187	6,460	(2,273)	(35.2)

* Not meaningful

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income	$422	$3,843	$7,278	$10,956
Depreciation and amortization	2,277	901	5,677	2,744
Interest expense, net	49	—	132	10
Provision for income taxes	209	6,788	1,417	11,022
EBITDA	$2,957	$11,532	$14,504	$24,732

Adjustments:
Stock-based compensation expense	$4,000	$2,216	$11,423	$6,742
Net loss on disposal of property, equipment and intangible assets	—	64	—	61
Adjusted EBITDA	$6,957	$13,812	$25,927	$31,535
Adjusted EBITDA as a percentage of net sales	7.7%	19.2%	10.4%	16.9%
Net income as a percentage of net sales	0.5%	5.3%	2.9%	5.9%

Composition of stock-based compensation:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Cost of product and service sales	$134	$77	$368	$247
Sales, general and administrative	2,099	1,348	6,282	4,197
Research and development	1,767	791	4,773	2,298
	$4,000	$2,216	$11,423	$6,742

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$43,471	$40,651
Short-term investments	18,372	48,415
Accounts and notes receivable, net	51,204	39,466
Inventory, net	52,692	34,841
Prepaid expenses and other current assets	23,002	13,858
Total current assets	188,741	177,231

Property and equipment, net	31,263	24,004
Deferred income tax assets, net	22,845	19,515
Intangible assets, net	20,758	15,218
Goodwill	14,923	10,442
Long-term investments	—	234
Long-term accounts and notes receivable, net of current portion	32,543	17,602
Other assets	16,534	13,917
Total assets	$327,607	$278,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$12,354	$10,736
Accrued liabilities	22,431	18,248
Current portion of deferred revenue	60,453	45,137
Customer deposits	2,648	2,148
Current portion of business acquisition contingent consideration	1,735	1,690
Other current liabilities	470	80
Total current liabilities	100,091	78,039

Deferred revenue, net of current portion	51,574	40,054
Liability for unrecognized tax benefits	1,763	1,896
Long-term deferred compensation	3,533	3,362
Business acquisition contingent consideration, net of current portion	2,715	1,635
Other long-term liabilities	1,851	2,289
Total liabilities	161,527	127,275

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	197,978	187,656
Treasury stock	(155,947)	(155,947)
Retained earnings	125,256	118,275
Accumulated other comprehensive income	(1,208)	903
Total stockholders’ equity	166,080	150,888
Total liabilities and stockholders’ equity	$327,607	$278,163

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income	$422	$3,843	$7,278	$10,956
Depreciation and amortization	2,277	901	5,677	2,744
Stock-based compensation	4,000	2,216	11,423	6,742
Net cash provided by (used in) operating activities	6,611	11,623	(5,835)	21,959
Net cash provided by investing activities	7,514	639	9,551	2,285
Net cash provided by (used in) financing activities	(253)	719	(1,600)	(33,801)
Cash and cash equivalents, end of period	43,471	50,600	43,471	50,600

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net cash provided by (used in) operating activities	$6,611	$11,623	$(5,835)	$21,959
Purchases of property and equipment	(3,331)	(1,371)	(9,072)	(3,335)
Purchases of intangible assets	(261)	(154)	(431)	(339)
Purchase of property and equipment and intangible assets, including goodwill, in connection with business acquisitions	(4,150)	—	(10,629)	—
Free cash flow (deficit), a non-GAAP measure	$(1,131)	$10,098	$(25,967)	$18,285

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